Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-132911 on Form S-3 of our reports dated February 25, 2008, relating to the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) (which report expressed an unqualified opinion on those financial statements, includes an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and includes an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements), and the effectiveness of Merrill Lynch’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Merrill Lynch for the year ended December 28, 2007 and to the reference to us under the heading “Experts” in the Registration Statement, which is part of this Post-Effective Amendment No. 4 to Registration Statement No. 333-132911.

/s/ Deloitte & Touche LLP
New York, New York
February 25, 2008